Contacts:
Julie Prozeller – Analysts/Investors
Financial Dynamics
212.850.5721
alliancedata@fd.com

Shelley Whiddon – Media
Alliance Data
214.494.3811
Shelley.whiddon@alliancedata.com

Roxane Barry – Analysts/Investors/Media
Zale Corporation
972.580.4391
rbarry@zalecorp.com

ALLIANCE DATA’S LOYALTYONE BUSINESS SIGNS AGREEMENT WITH ZALE CANADA, THE LEADING CANADIAN
SPECIALTY JEWELRY RETAILER

Exclusive National Agreement with Zale Canada Demonstrates Coalition Loyalty Program’s Focus
on Specialty Retail Sector Growth

DALLAS, Texas (April 28, 2011) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, and Zale Corporation (NYSE: ZLC), a leading specialty retailer of fine jewelry in North America, today announced a national agreement between Alliance Data’s Canadian coalition loyalty business and Zale Canada. The agreement provides for Zale’s Canadian brands, Peoples Jewellers and Mappins Jewellers, to participate as the exclusive sponsors in the fine jewelry category in the Canadian AIR MILES® Reward Program. With approximately 150 Peoples and 65 Mappins retail locations in shopping malls across Canada, Zale has the largest market share of any specialty jewelry retailer in the country. Zale Canada is a wholly-owned subsidiary of Zale Corporation. Zale Corporation generated $1.6 billion in worldwide revenues in fiscal 2010.

Peoples Jewellers and Mappins Jewellers are recognized and respected brand names in Canada. Peoples was founded in 1919 and offers quality jewelry at affordable prices. Using the trademark “Peoples, The Diamond Store,” Peoples offers diamond jewelry in its stores and on the web at PeoplesJewellers.com. Peoples also offers a wide selection of gold jewelry, gemstone jewelry and watches. Mappins Jewellers was founded in Canada in 1935 and offers a wide variety of bridal and diamond fashion merchandise.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

Peoples Jewellers and Mappins Jewellers will begin issuing reward miles in Ontario by mid-May and will roll-out its participation in the coalition loyalty program throughout Canada in August of 2011.

“Signing Zale and its well-recognized Canadian brands as a sponsor in our coalition loyalty program represents a significant advance in our effort to grow our presence in Canada’s specialty retail sector,” said Bryan Pearson, president of LoyaltyOne. “As fine jewelry retailers in high-traffic shopping locations, these iconic brands’ issuance of reward miles will appeal to the coalition’s collector base, expand sponsor cross-promotion and issuance potential, and create favorable business development opportunities in the specialty retail and shopping mall sectors.”

“As the exclusive specialty jeweler offering AIR MILES reward miles, our guests have another compelling reason to choose Peoples and Mappins for their jewelry purchases,” said Theo Killion, chief executive officer of Zale Corporation. “Today’s announcement demonstrates our ongoing commitment to grow our business by offering our guests great value by differentiating ourselves from our competitors.”

About Zale Corporation
Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,870 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

About Alliance Data
Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act, potential effects of the Epsilon data incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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